Exhibit 99

Viad Corp Announces First Quarter Results

Net Loss per Share of $0.15

Loss Before Other Items per Share of $0.02

PHOENIX--(BUSINESS WIRE)--April 23, 2010--Viad Corp (NYSE: VVI) today announced its first quarter 2010 net loss of $3.0 million, or $0.15 per diluted share. Viad’s loss before other items was $461,000, or $0.02 per diluted share, which excludes restructuring charges and the resolution of tax matters. This compares to the company’s prior guidance of a loss before other items per share of $0.20 to $0.05 and 2009 first quarter income before other items of $0.15 per share.

  Revenues of $224.4 million were down $16.6 million from 2009 (6.9%), reflecting base same-show declines of 10 percent and negative show rotation of approximately $8 million, partially offset by favorable currency translation of approximately $7 million.
  Segment operating income was $199,000 as compared to $6.7 million in 2009, reflecting lower revenues.
  Free cash flow was an inflow of $1.9 million versus an outflow of $27.5 million in 2009, reflecting changes in working capital and lower capital expenditures.
  Cash and cash equivalents were $131.0 million at March 31, 2010.
  Debt was $11.6 million, with a debt-to-capital ratio of 2.9% at March 31, 2010.
  Restructuring charges were $2.1 million pre-tax related to continued reorganization activities within the Marketing & Events Group.

Paul B. Dykstra, chairman, president and chief executive officer, said, “Our results for the 2010 first quarter reflect solid execution against our key initiatives to drive productivity and cost structure improvements, while maintaining focus on winning market share and delivering an excellent customer experience. Although the weak economy continues to negatively impact the industries we serve, the declines are slowing and we’re seeing signs of improvement in certain exhibition industry sectors and select events. With the improving macro-economic environment and the actions we have taken, our business is positioned for improved results in 2010 and beyond.”

First Quarter 2010 Business Unit Highlights

($ in millions)	Q1 2010	Q1 2009	Change

Revenues:
Marketing & Events Group	$216.9	$236.1	$(19.1)	-8.1%
Travel & Recreation Group	7.4	4.9	2.5	51.7%
Total	$224.4	$240.9	$(16.6)	-6.9%

Segment operating income (loss):
Marketing & Events Group	$2.6	$9.1	$(6.5)	-71.5%
Travel & Recreation Group	(2.4)	(2.4)	-	0.6%
Total	$0.2	$6.7	$(6.5)	-97.0%

Segment operating margins:
Marketing & Events Group	1.2%	3.8%	(260) bps
Travel & Recreation Group	-32.2%	-49.2%	**
Total	0.1%	2.8%	(270) bps

** Change is greater than +/- 100 percent for dollar amounts or 1,000 basis points for margin percentages.

Note: Calculated amounts presented above (including totals and percentages) were calculated using dollars in thousands.

Viad’s Marketing & Events Group

The expected declines in Marketing & Events Group revenues and operating income reflect base same-show revenue declines of 10 percent and negative show rotation of approximately $8 million. Foreign exchange rate variances resulted in a favorable impact on revenues and operating income of approximately $6.1 million and $300,000, respectively, as compared to the 2009 first quarter. Excluding exchange rate variances, revenues were down $25.2 million, or 10.7 percent, with a $6.8 million decline in operating results.

Dykstra said, “Base same-show declines persisted into the first quarter, but they were well under the 22.5 percent decline in 2009. In response to revenue pressures, our Marketing & Events Group remains focused on executing against the key initiatives we commenced during 2009. Our ongoing Lean initiatives are delivering sustainable productivity improvements and customer service enhancements, and we continue to drive down overhead costs through the rationalization of facilities and other consolidation activities.”

Viad’s Travel & Recreation Group

Travel & Recreation Group revenues and operating results during this segment’s seasonally slow first quarter were better than the company’s prior guidance, driven primarily by stronger than expected transportation business during the 2010 Winter Olympic and Paralympic Games in Vancouver. Foreign exchange rate variances resulted in both higher revenues (approximately $1.2 million) and a larger operating loss (approximately $160,000) as compared to the 2009 first quarter. Excluding exchange rate variances, revenues were up $1.4 million with a $174,000 improvement in operating results.

2010 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “The exhibition industry tends to lag the broader economy and visibility over future revenues remains difficult. Although we anticipate continued pressures on trade show and retail marketing spending, we also expect improved profitability in 2010 as a result of our aggressive and ongoing efforts to reduce costs and drive efficiency gains. Our results during the first quarter got the year off to a solid start and we are on track to realize our targeted overhead cost savings of $10 million versus 2009.

“Going forward, we will remain focused on delivering the best results possible by capitalizing on the market opportunities that exist, continuing to drive down costs, and delivering high-quality customer service. Viad is fortunate to have industry-leading brands and capabilities, talented and dedicated employees and a strong balance sheet. These assets, along with continued investment in our businesses, give us advantages relative to many of our competitors.”

2010 Full Year Guidance

Marketing & Events Group (Global Experience Specialists and affiliates)

  Total revenues are expected to remain relatively flat to 2009 revenues, with positive show rotation and new business wins offsetting same-show declines.
  Same-show revenues are expected to decline by approximately 10 percent, driven by continued year-on-year decreases in exhibitor spending on trade show activity.
  Show rotation is expected to positively impact full year revenues by $20 million to $25 million.
    First quarter show rotation negatively impacted revenues by roughly $8 million.
    Second quarter show rotation is not expected to have a meaningful impact on revenues.
    Third quarter show rotation is expected to positively impact revenues by roughly $35 million.
    Fourth quarter show rotation is expected to negatively impact revenues by roughly $5 million.
  Brand marketer and retail client spending on experiential marketing services (including exhibits, events, mobile marketing tours, permanent installations and retail environments) is expected to remain under pressure, reflecting constrained marketing budgets due to continued weak consumer spending.
  Variable cost savings from Lean initiatives are expected to approximate $10 million. Viad expects this savings to offset general market pressures on margins.
  Overhead cost savings relating to the reorganization activities are expected to be partially offset by accruals for performance-based incentives during 2010 (performance-based incentives were insignificant in 2009) and 2009 savings from contingency-related furloughs that are not expected to repeat in 2010, for a net savings of approximately $10 million versus 2009.

Travel & Recreation Group

  Park visitation is expected to improve in Glacier National Park as a result of its Centennial Anniversary; however, visitation to Banff and Jasper National Parks is expected to decrease slightly due to lingering recessionary pressures on global tourism.
  Room occupancy is expected to increase by a low single-digit rate at Glacier Park’s properties (due to the Park’s Centennial Anniversary) and hold relatively constant at Brewster’s Mount Royal Hotel as compared to 2009. Revenue per available room is expected to increase slightly.
  Passenger volumes at Brewster’s attractions are expected to decline at a single-digit rate from 2009. Planned price increases are expected to partially offset the volume declines.
  Transportation revenue is expected to increase slightly as a result of motorcoach revenue related to the Vancouver Olympic Games, partially offset by general market weakness.

Corporate & Other

  Corporate activities expense is expected to increase by approximately $1 million from 2009, reflecting the reversal of long-term performance-based incentives in 2009.
  Exchange rates for the remainder of 2010 are assumed to approximate $0.97 U.S. dollars per Canadian dollar and $1.53 U.S. dollars per British pound. Currency translation is expected to have a slight positive impact on income per share.
  Net interest expense is expected to be approximately $0.02 per share higher than 2009.
  Restructuring charges (not included in guidance) were $0.06 per share in the first quarter. Additional charges may arise as the company continues to reduce its cost structure.
  The effective tax rate on income before other items is assumed to be 39 percent, as compared to the 2009 effective tax rate on income before other items of 42.3 percent.

2010 Second Quarter Guidance

For the second quarter, Viad’s per share results before other items are expected to be in the range of a loss of $0.05 per share to income of $0.10 per share, as compared to second quarter 2009 income before other items of $0.28 per share. Revenue is expected to be in the range of $195 million to $210 million as compared to $213.6 million in the 2009 second quarter. Segment operating income is expected to be in the range of $500,000 to $5.5 million as compared to income of $9.8 million in 2009. The declines from 2009 are expected to be driven primarily by reduced spending by existing brand marketer clients and continued same-show declines, as well as higher expense related to performance-based incentives and corporate costs.

Implicit within this guidance are the following group revenue and operating income expectations.

($ in millions)	Group Revenue			Group Operating Income (Loss)
	Low End		High End	Low End		High End

Marketing & Events Group	$175.0	to	$190.0	$(1.0)	to	$3.0
Travel & Recreation Group	$18.0	to	$22.0	$1.0	to	$3.0

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2010 results on Friday, April 23, 2010 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 839-8270 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
(000 omitted, except per share data)	2010	2009	$ Change	% Change

Revenues	$224,353	$240,949	$(16,596)	-6.9%

Segment operating income	$199	$6,667	$(6,468)	-97.0%
Corporate activities	(644)	(1,503)	859	57.2%
Restructuring charges (Note A)	(2,053)	(2,732)	679	24.9%
Net interest expense	(397)	(159)	(238)	**
Income (loss) before income taxes	(2,895)	2,273	(5,168)	**
Income tax expense (Note B)	(208)	(901)	693	76.9%
Net income (loss)	(3,103)	1,372	(4,475)	**
Net loss attributable to noncontrolling interest	121	131	(10)	-7.6%
Net income (loss) attributable to Viad	$(2,982)	$1,503	$(4,485)	**

Diluted income (loss) per common share:
Net income (loss) attributable to Viad common shareholders	$(0.15)	$0.07	$(0.22)	**

Basic income (loss) per common share:
Net income (loss) attributable to Viad common shareholders	$(0.15)	$0.07	$(0.22)	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	20,051	19,893	158	0.8%
Weighted-average outstanding and potentially dilutive shares	20,051	20,139	(88)	-0.4%
** Change is greater than +/- 100 percent.

(A)

Restructuring Charges — In the first quarters of 2010 and 2009, Viad recorded restructuring charges of $2.1 million ($1.2 million after-tax) and $2.7 million ($1.7 million after-tax), respectively. The charges related to reorganization activities in the Marketing & Events Group, primarily comprised of the elimination of certain positions as well as facility consolidations.

(B)	Income Taxes — Income taxes for the first quarter of 2010 include the resolution of tax matters of $1.3 million resulting from a tax adjustment due to recently enacted health care legislation.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended March 31,
(000 omitted)	2010	2009	$ Change	% Change

Income (loss) before other items (Note A):
Net income (loss) attributable to Viad	$(2,982)	$1,503	$(4,485)	**
Restructuring charges, net of tax	1,242	1,699	(457)	-26.9%
Resolution of tax matters (Note B)	1,279	-	1,279	**
Income (loss) before other items	$(461)	$3,202	$(3,663)	**

(per diluted share)

Income (loss) before other items:
Net income (loss) attributable to Viad	$(0.15)	$0.07	$(0.22)	**
Restructuring charges, net of tax	0.06	0.08	(0.02)	-25.0%
Resolution of tax matters	0.07	-	0.07	**
Income (loss) before other items	$(0.02)	$0.15	$(0.17)	**

	Three months ended March 31,
(000 omitted)	2010	2009	$ Change	% Change

Adjusted EBITDA (Note A):
Net income (loss) attributable to Viad	$(2,982)	$1,503	$(4,485)	**
Interest expense	493	420	73	-17.4%
Income tax expense	208	901	(693)	76.9%
Depreciation and amortization	6,804	6,365	439	-6.9%
Adjusted EBITDA	$4,523	$9,189	$(4,666)	-50.8%

	Three months ended March 31,
(000 omitted)	2010	2009	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in) operating activities	$7,748	$(16,039)	$23,787	**
Less:
Capital expenditures	(5,030)	(10,604)	5,574	52.6%
Dividends paid	(822)	(824)	2	0.2%
Free cash flow (outflow)	$1,896	$(27,467)	$29,363	**
** Change is greater than +/- 100 percent.

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

(B)	Results from a tax adjustment due to recently enacted health care legislation.

CONTACT:
Viad Corp
Carrie Long, Investor Relations
602-207-2681
clong@viad.com